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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Neenah Paper, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Neenah Paper, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934

EXPLANATORY NOTE

        Neenah Paper, Inc., a Delaware corporation ("Neenah"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on February 1, 2008 in connection with the solicitation of proxies to approve, at a Special Meeting of Stockholders, a proposal regarding an amendment to Neenah's Certificate of Incorporation to evidence a reverse/forward stock split of Neenah's common stock.

Contact:	Neenah Paper, Inc. Bill McCarthy Vice President—Financial Analysis and Investor Relations 678-518-3278

Neenah Paper Board Approves Reverse-Forward Stock Split

        ALPHARETTA, GEORGIA—January 31, 2008 (NYSE:NP)—Neenah Paper, Inc. ("Neenah Paper") announced today that its Board of Directors approved a reverse/forward split of the issued and outstanding shares of Neenah Paper common stock. If approved by Neenah Paper stockholders, the reverse/forward split will consist of a 1-for-50 reverse split of common stock followed immediately by a 50-for-1 forward split of the common stock. Holdings of stockholders with less than 50 shares of common stock prior to the split would be converted into fractional shares, which will be purchased by Neenah Paper at a price based on the average closing price per share on the New York Stock Exchange for the five days preceding the split. As part of the transaction, Neenah Paper expects to utilize up to $9 million to repurchase shares. Stockholders holding 50 or more shares of common stock will continue to hold the same number of shares after the forward stock split, and will not receive any cash payment. The reverse/forward split is expected to result in significantly reduced stockholder record keeping and mailing expenses and will provide small stockholders with a cost-effective way to cash out their investments.

        Stockholders will be asked to approve the transaction at a special stockholders' meeting expected to be held on March 5, 2008. If approved, the transaction would be completed shortly thereafter. The record date for the special stockholders' meeting is February 6, 2008. Neenah Paper has filed a preliminary proxy statement containing details regarding the reverse/forward split proposal with the Securities and Exchange Commission and will mail a definitive proxy statement regarding this proposal to its stockholders. All stockholders are advised to carefully read the proxy statement as such document will contain important information about the upcoming special meeting and the proposed reverse/forward stock split.

About Neenah Paper, Inc.

        Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and printing papers. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and a pulp mill and related timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company's web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

        Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S./Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to realize anticipated cost savings, and the successful integrations of the former Fox River business and Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

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EXPLANATORY NOTE